                                                                    EXHIBIT 10.2

                           AGREEMENT AND GENERAL RELEASE


     This Agreement and General Release (the "Agreement") is made and entered into, at Minneapolis, Minnesota, as of the 31st day of January, 1999, by and between PurchaseSoft, Inc. ("the Company"), a corporation duly organized under the laws of the State of Delaware, with offices at 7301 Ohms Lane, Suite 220, Edina, Minnesota, 55439, and Joseph D. Mooney, Sr. ("Employee"), who is domiciled at 4100 Lotus Drive, Minnetrista, Minnesota 55331.

     WHEREAS:

     A. Employee is employed by the Company as Chief Executive Officer pursuant to an Executive Employment Agreement dated February 2, 1998 but effective as of December 15, 1996, as amended by a First Amendment To The Executive Employment Agreement Of Joseph D. Mooney dated April 14, 1998, and by Amendment Number Two To The Executive Employment Agreement Of Joseph D. Mooney dated April 15, 1998 (collectively, the "Employment Agreement"), and also serves as a Director of the Company;

     B. There are differences between Employee and the Company that include but are not limited to the parties' rights and obligations under the Employment Agreement; and

     C. Employee and the Company desire to settle fully and finally any and all differences between them, including but not limited to, any differences that might arise out of Employee's employment with the Company, the conclusion thereof, and the Employment Agreement;

     NOW, THEREFORE, IT IS HEREBY AGREED THAT:

     1. (a) Employee irrevocably tenders, and the Company irrevocably accepts Employee's resignation from employment with, and as an officer and director of the Company, effective as of the close of business on January 31, 1999, (the "Termination Date"). Attached as Exhibit A is Employee's resignation letter.

          (b) Employee will not be reemployed by, and will not henceforth accept, apply for, or otherwise seek employment with the Company or any of its successors, subsidiaries, controlling shareholders, affiliates, or related companies at any time.

     2. Employee represents and warrants that Employee has returned to the Company any and all documents, software, equipment (including, but not limited to, computers, and computer-related items), and all other materials or other things in Employee's possession, custody, or control which are the property of the Company, including, but not limited to, the Company's identification, keys, cellular telephones, office artwork, office furniture, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to employment, or obtained or created in the course of employment, with the Company, or that he will do so on or before the Termination Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Employee from retaining duplicate copies of documents that relate to him personally, such as agreements and contracts to which he personally is a party and benefit plans in which he is a participant. Further, Employee is entitled to retain all items that are Employee's personal property, including but not limited to art work, furniture, appliances, and other personal property of Employee.

     3. Employee represents that, other than those materials Employee has returned or will return to the Company pursuant to Paragraph 2 of this Agreement, Employee has not copied or caused to be copied, and has not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company. Except as set forth in paragraph 2 of this Agreement, Employee further represents that Employee has not retained in Employee's possession any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, and/or were obtained or created in the course of or relate to Employee's employment with the Company.

     4. In consideration of this Agreement, and Employee's promises, covenants, and representations set forth herein, and in full, final, and complete settlement, the Company will commence to pay Employee specific payments, as set forth below, which are special payments not otherwise owed to Employee, in the total gross amount of Five Hundred Thousand Dollars and No Cents ($500,000.00), and further to honor certain other commitments, as set forth below:

          (a) Not less than sixteen (16) and not more than twenty-one (21) calendar days after the Company's attorneys, the law firm of Thelen Reid & Priest LLP, receive a fully-executed original copy of this Agreement, the Company will pay the Employee the gross amount of One Hundred Thousand Dollars and No Cents ($100,000.00), payable in two lump sums, as follows: one lump sum in the amount of Sixty Thousand Dollars and No Cents ($60,000.00), less applicable federal, state, and local taxes and other appropriate payroll deductions, representing remaining balance of Employee's deferred employment compensation; and one lump sum in the amount of Forty Thousand Dollars and No Cents ($40,000.00), for which the Company will issue a 1099, and which is consideration for Employee foregoing all other rights, benefits, and expenses to which he may be entitled as a result of his Employment and/or his association with the Company.

          (b) The gross amount of Four Hundred Thousand Dollars and No Cents ($400,000.00), less applicable federal, state and local taxes and other appropriate payroll deductions, payable in 48 equal installments on the 15th and last day of every month starting with February 15, 1999 and ending January 31, 2001.

          (c) Employee's rights as set forth in Article 4 of the Employment Agreement, as previously modified, including but not limited to Employee's option to purchase up to 366,666 shares of Company Stock of the Company shall continue, in effect, except that such option shall expire and terminate on April 29, 2000.

          (d) Employee's right to receive the Facilitator's Fee, as set forth in Article 3.8 of the Employment Agreement, as previously modified, is hereby extended through and including April 29, 2000.

          (e) Employee has no duty to mitigate and Employee's right to receive any payments and/or benefits under this Agreement is not subject to rescission or offset based on Employee's earnings and/or benefits from any subsequent employer and/or source.

     5. (a) Employee will be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). In the event Employee elects to receive continued health insurance coverage in accordance with COBRA, the Company will pay, on behalf of Employee and his dependents, or reimburse Employee for the payment of, any required premiums for such coverage through and including January 31, 2000, to the extent that Employee and/or his dependents remain eligible for such COBRA benefits. To the extent not otherwise provided under COBRA and/or in the preceding sentence, the Company will further pay, on behalf of Employee and his dependents, or reimburse Employee for the payment of, any required premiums for dental coverage through and including
January 1, 2000. The premiums that the Company agrees to pay in this paragraph are over and above any other sums that the Company is required to pay under this Agreement. In accordance with COBRA, premium and other payments required for any continued health insurance coverage beyond January 31, 2000, will be the sole responsibility of Employee.

          (b) The time during which Employee receives any payments pursuant to this Agreement and any payments received by Employee pursuant to this Agreement will not be counted, credited, or otherwise considered for any purpose under any Company pension or retirement savings plan, including but not limited to credited service, contributions, benefit accrual, or compensation for purposes of such plan(s).

     6. Employee represents, warrants, and acknowledges that the Company owes Employee no wages, salary, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company agrees to pay Employee his salary through January 31, 1999, to reimburse Employee for any additional reasonable expenses, which Employee may submit after the Effective Date of this Agreement, up to the aggregate of Five Hundred Dollars and No Cents ($500.00), and to pay the credit card expenses set forth in Exhibit B to this Agreement, for which Employee represents and warrants he has not yet received reimbursement from the Company.

     7. In consideration of this Agreement, the monies paid and benefits provided pursuant to this Agreement, and for other good and valuable consideration received from the Company, receipt whereof is hereby acknowledged, and except as limited by the last sentence of this paragraph, Employee RELEASES AND FOREVER DISCHARGES the Company and the Company's current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns, including but not limited to L-R Global Partners, L.P., Rockefeller & Co., Inc., and Greentree Software, Inc. (and the current, former and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions), and all persons acting by, through, under, or in concert with any of them (the Company and the foregoing other persons and entities are hereinafter defined separately and collectively as the "Company Releasees"), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, WHETHER KNOWN OR UNKNOWN, whether in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Employee's employment with the Company, any agreement concerning such employment, or the termination of such employment, including, without limitation, the Employment Agreement, including, but not limited to:

          (a) any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, any and all claims under the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Civil Rights Act of 1866, 42 U.S.C. Section 1981, under the Civil Rights Act of 1991, as amended, under the Americans With Disabilities Act of 1990, as amended, under the Immigration Reform and Control Act of 1986, as amended, under the Minnesota Human Rights Act, as amended, under the Minnesota Parental Leave Act, as amended, and under the Minnesota Age Discrimination Law, Sections 181.81 et seq., as amended;

          (b) any and all claims under any other federal, state, or local labor law, civil rights law, fair employment practices law, or human rights law;

          (c) any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, and prima facie tort; and

          (d) any and all claims for monetary recovery, including, but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys' fees, experts' fees, disbursements, and costs, which may be asserted against the Company Releasees, or any of them, by Employee or Employee's heirs, executors, administrators, successors, and assigns, ever had, now have, or hereafter can, will, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of Employee's execution of this Agreement.
Notwithstanding anything in this Agreement to the contrary, Employee does not release, and nothing in this Agreement shall be construed to release of or supersede, any right Employee may have to defense, indemnification, and/or contribution from the Company as provided by statute, common law, insurance contracts, officers and directors' policies, and/or the third paragraph of
Article 3.4 of the Employment Agreement.

     8. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement releases, diminishes, or otherwise affects any vested monies or other benefits to which Employee might be entitled from or under any pension or retirement savings plan.

     9. In consideration of this Agreement, and for other good and valuable consideration received from Employee, receipt whereof is hereby acknowledged, the Company, on its behalf and on behalf of the other Company Releasees, hereby RELEASES AND FOREVER DISCHARGES Employee from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, WHETHER KNOWN OR UNKNOWN, whether in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Employee's employment with the Company, any agreement concerning such employment, or the termination of such employment, including, without limitation, the Employment Agreement, which may be asserted against the Employee or Employee's heirs, executors, administrators, successors, and assigns, by the Company and/or the Company Releasees, ever had, now have, or hereafter can, will, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of the Company's execution of this Agreement.

     10. The parties to this Agreement represent and warrant that they have not assigned any rights or claims that they have against each other, except that the Company acknowledges that it is subject to a court order relating to payments to be made to Employee's former wife, and the Company shall continue to comply with such court order with respect to amounts payable to Employee under paragraph 4(b) of this Agreement.

     11. Employee represents that, to the best knowledge of his knowledge, excluding the day-to-day expenses and obligations of operating the Company, Employee is unaware of any claim against the Company or against Employee as it relates to the Company. To the full extent permitted by law, Employee agrees to cooperate with the Company in defense of any claim should such claim arise.

     12. Employee's obligations as set forth in Article 7.1 of the Employment Agreement, as previously modified, shall continue and Employee will keep confidential, and will not hereafter disclose to any person, firm, corporation, governmental agency, or other entity, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to processes, methods, pricing strategies, customer lists, contracts, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential business matters. Except as set forth in the immediately preceding sentence of this Agreement, the Company acknowledges and agrees that, except to the extent set forth in the immediately preceding sentence, Employee has no contractual obligations to the Company concerning competition and/or solicitation.

     13. The parties to this Agreement agree that the Company will issue a press release substantially in the form attached as Exhibit C to this Agreement, promptly following the execution and delivery of this Agreement by both parties.

     14. This Agreement will be deemed to have been made at Minneapolis, Minnesota, and will be interpreted, construed, and enforced pursuant to, and all matters arising out of or relating to this Agreement will be determined pursuant to, the substantive laws of the State of Minnesota. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so indicates or requires.

     15. This Agreement sets forth the entire agreement between the parties hereto, fully terminates and supersedes any and all prior agreements or understanding between them, including, without limitation, the Employment Agreement EXCEPT as to Articles 1, 3.8, 4, the third paragraph of Article 3.4, and Article 7.1 of the Employment Agreement, as previously modified and as further modified by this Agreement. No amendment, modification, or waiver of the Agreement, or any right under this Agreement, shall be effective unless signed by the parties to this Agreement.

     16. This Agreement will not in any way be construed as an admission by either party to this Agreement of any liability, or of any wrongful or unlawful acts whatsoever against the other party to this Agreement or any other person, and each party to this

Agreement specifically disclaims any liability to or wrongful or unlawful acts against the other party to this Agreement or any other person.

     17. Each party to this Agreement expressly acknowledges, represents, and warrants that the terms and provisions of this Agreement herein stated are the only consideration for signing this Agreement; and that no other promise or agreement of any kind has been made to or with any person or entity whatsoever to cause the signing of this Agreement.

     18.  Notwithstanding any other provision of this Agreement to the contrary:

          (a) Employee, in consideration of the monies paid by the Company, as described in Paragraph 4 of this Agreement (which Employee agrees constitutes consideration in addition to anything of value to which Employee is already entitled), agrees that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee may have against the Company Releasees, or any of them, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

          (b) The Company and Employee agree that, by entering into this Agreement, Employee does NOT waive rights or claims that may arise after the date this Agreement is executed.

          (c) The Company and Employee agree that this Agreement will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the "EEOC") to enforce the ADEA and other laws, and further agree that this Agreement will not be used to justify interfering with Employee's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Employee further agree that Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee's execution of this Agreement) Employee may have against the Company Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys' and experts' fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

          (d)  The Company and Employee agree that, for a period of fifteen
(15) calendar days following the execution of this Agreement, Employee has the right to revoke this Agreement by written notice of revocation delivered to Philip Wolff, Secretary, PurchaseSoft, Inc., 7301 Ohms Lane, Suite 220, Edina, Minnesota, 55439. Such written notice of revocation must either (i) be delivered by hand within such period, or (ii) if delivered by mail, must be postmarked within such period, must be sent by certified mail, return receipt requested, and must be properly addressed. Should Employee revoke this Agreement, Employee also agrees to provide notice by telecopy (612-941-0066) and telephone (612-941-1500) to Philip Wolff, Secretary, PurchaseSoft, Inc. The Company and Employee further agree that this Agreement will not become effective or enforceable until the sixteenth (16th) calendar day after the execution of this Agreement; and that, if revoked by Employee prior to such date, this Agreement, and all promises contained in this Agreement, will automatically be deemed null and void.

          (e) The Company hereby advises and urges Employee in writing to consult with an attorney prior to executing this Agreement.

          (f) Employee's acceptance of any of the monies paid by the Company, as described in Paragraph 4 of this Agreement, at any time more than fifteen (15) calendar days after the execution of this Agreement will constitute an admission by Employee that Employee did not revoke this Agreement and will further constitute an admission by Employee that this Agreement has become effective and enforceable.

          (g) Employee further represents and warrants that the Company gave Employee a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement. If Employee executed this Agreement at any time prior to the end of such twenty-one (21) day period that, such early execution was a knowing and voluntary waiver of Employee's right to consider this Agreement for at least twenty-one (21) days, and was due to Employee's belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

     19. (a) For purposes of this Agreement, "Successor" shall mean any corporation, individual, group, association, partnership, limited liability company, firm, venture, or other entity or person that, subsequent to the date hereof, succeeds to the Company and/or the Company's business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar, corporate transaction, operation of law, or otherwise.

          (b) This Agreement, and all rights and obligations of the Company hereunder, shall be binding upon and inure to the benefit of, and be enforceable by and against the Company and any Successor of the Company.

          (c) This Agreement and all rights of the Employee hereunder, shall be binding upon and inure to the benefit of, and be enforceable by Employee and Employee's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees, legatees, and any assignees permitted hereunder. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee, or if there is no such designee, to Employee's estate.

          (d) Notwithstanding anything in this Agreement to the contrary, Employee may assign his rights under this Agreement to his spouse, one or more of his children, and/or any trust for the primary benefit of Employee, his spouse, and/or one or more of his children. children. Except as provided in the immediately preceding sentence of this Agreement, Employee may not assign his this Agreement or any of his rights hereunder without the prior written consent of the Company.

     20. Each party to this Agreement represents and acknowledges that such party has represents and acknowledges that such party has Employee had ample opportunity to review and comment on this Agreement. This Agreement will be read and interpreted according to its plain meaning and an ambiguity will not be construed against either party.

     21. The Company represents that Michael G. Kerrison, the individual who signs this Agreement on behalf of the Company is fully authorized to enter into this Agreement and to legally bind the Company.

     22. EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS CAREFULLY READ THIS AGREEMENT AND GENERAL

RELEASE; FULLY UNDERSTANDS ITS TERMS, CONDITIONS, AND SIGNIFICANCE; HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT AND GENERAL RELEASE; HAS BEEN ADVISED AND URGED BY THE COMPANY TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT AND GENERAL RELEASE; HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND GENERAL RELEASE WITH AN ATTORNEY AND HAS DONE SO; AND EMPLOYEE HAS EXECUTED THIS AGREEMENT AND GENERAL RELEASE VOLUNTARILY, KNOWINGLY, AND WITH THE ADVICE OF HIS ATTORNEYS, THE LAW FIRM OF FLYNN & GASKINS, L.L.P.


                          (SIGNATURE PAGE FOLLOWS)

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.


Dated:  January 31, 1999            PURCHASESOFT, INC.


                                    By:     /s/ Michael G. Kerrison
                                         ---------------------------------
                                    Its:  Director



                                           /s/ Joseph D. Mooney
                                        -----------------------------------
Dated:  January 31, 1999                       Joseph D. Mooney

                                    EXHIBIT A




                                                     4100 Lotus Drive
                                                     Excelsior, Minnesota  55331
                                                     January 31, 1999

Mr. Michael G. Kerrison
PurchaseSoft, Inc.
7301 Ohms Lane
Edina, Minnesota  55439

Re:  Resignation

Dear Mike:

     Pursuant to the Agreement and General Release between me and PurchaseSoft, Inc., I hereby resign as Chairman of the Board, a Member of the Board of Directors, and CEO of PurchaseSoft, Inc., effective January 31, 1999.

     Best of luck.

                                   Regards,

                                   /s/ Joseph D. Mooney
                                   -------------------------
                                   Joseph D. Mooney, Sr.

                                     EXHIBIT B


Schedule of Unreimbursed Expenses:

(a)  American Express:
---------------------
1.   ATT Airphones       $  7.39
2.   ATT Airphones         10.05
3.   Hertz                523.78
4.   Sidneys               22.38
5.   Kincaids              21.88
6.   Perkins               18.54
7.   TGIF's                18.65
8.   AOL                   21.95
                        --------
     Total              $ 644.62

(B)  VISA:
-------
1.   Sun Country        $ 228.00

                                     EXHIBIT C


PRESS RELEASE:

PurchaseSoft, Inc., announced the January 31, 1999 resignation of Joseph D. Mooney as CEO and Chairman of the Board, Monday, February 1, 1999.
Michael G. Kerrison, who joined the Company as a Director and Consultant in September 1998, has been named as Mooney's successor. "I am very pleased that Mike has agreed to become the Chairman and CEO," said Mooney. "The strength of the product and Mike's leadership make the outlook for PurchaseSoft very positive."


Statements contained herein that are not historical facts, including but not limited to statement's about the Company's outlook, product, corporate identity, and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including but not limited to, the continuing development of the Company's sales, marketing, support, research, and development efforts.